UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 3, 2005

SUMTOTAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-50640	42-1607228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1808 North Shoreline Boulevard

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 934-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 3, 2005, SumTotal Systems, Inc., a Delaware corporation (“SumTotal Systems”) announced that it has entered into an Agreement and Plan of Merger, dated as of August 3, 2005 (the “Merger Agreement”), by and among SumTotal Systems, Galaxy Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of SumTotal Systems (“Sub”) and Pathlore Software Corporation, a Delaware corporation (“Pathlore”), pursuant to which Sub will be merged with and into Pathlore (the “First Merger”), and, as part of the same overall transaction, the surviving entity of the First Merger will be merged with and into SumTotal Systems (the “Merger”). The aggregate value of the transaction is approximately $48 million. The purchase price will be paid in approximately $29 million cash and 4,000,000 shares of SumTotal Systems common stock at closing.

The transaction has been approved by both companies’ boards of directors. Completion of the acquisition is subject to Pathlore stockholder approval, customary closing conditions, and the issuance of a permit from the Commissioner of Corporations for the State of California so that the issuance of SumTotal Systems common stock in the Merger will be exempt from registration under the Securities Act of 1933.

The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

2.1	Agreement and Plan of Merger, dated as of August 3, 2005, by and among SumTotal Systems, Galaxy Acquisition Corporation and Pathlore (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request).

99.1	Press Release, dated August 3, 2005, announcing the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SumTotal Systems, Inc.

By:	/s/ Erika Rottenberg
Erika Rottenberg Senior Vice President, General Counsel and Secretary

Date: August 3, 2005

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of August 3, 2005, by and among SumTotal Systems, Galaxy Acquisition Corporation and Pathlore (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request).

99.1	Press Release, dated August 3, 2005, announcing the Merger.